Exhibit 21.1

WILLIS LEASE FINANCE CORPORATION

AND SUBSIDIARIES

List of Subsidiaries

Subsidiary	State or Jurisdiction of Incorporation

WEST Engine Funding LLC	Delaware

WEST Engine Funding (Ireland) Limited	Rep. of Ireland

Willis Lease (Ireland) Limited	Rep. of Ireland

WLFC (Ireland) Limited	Rep. of Ireland

WLFC Funding (Ireland) Limited	Rep. of Ireland

Willis Aviation Finance Limited	Rep. of Ireland

Willis Lease France	France

Willis Lease (China) Limited	People’s Republic of China

Willis Engine Securitization Trust II	Delaware

WEST Engine Acquisition LLC	Delaware

Facility Engine Acquisition LLC	Delaware

Willis Engine Securitization (Ireland) Limited	Rep. of Ireland

Willis Aeronautical Services, Inc.	Delaware

Willis Lease Singapore Pte. Ltd.	Singapore

Willis Asset Management Limited	United Kingdom